CERTIFICATE OF THE ASSISTANT SECRETARY OF PROSHARES TRUST
CERTIFYING RESOLUTIONS APPROVING THE JOINT FIDELITY BOND

THE UNDERSIGNED, the duly appointed Assistant Secretary of ProShares Trust, a Delaware business trust registered as a management investment company under the Investment Company Act of 1940, as amended, (the "1940 Act") does hereby certify that the resolutions set forth below were approved by the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust as defined by Section 2(a)(19) of the 1940 Act, on March 4, 2009 at a meeting of the Board (the "Meeting"):

RESOLVED, that the joint fidelity bond (the "Fidelity
Bond") issued by Chubb Company covering ProShares Trust,
ProFunds and Access One Trust (each a "Trust") and their respective Funds, and having an aggregate limit of $5,600,000, be, and it hereby is, approved for the annual period of March 31, 2009 through March 31, 2010; and further

RESOLVED, that the officers of each Trust be, and each hereby is, authorized, empowered and directed to increase the amount of the fidelity bond at any time and from time to time as they may deem necessary or appropriate to comply with Rule 17g-1 under the 1940 Act, such determination to be conclusively evidenced by such acts; and further

RESOLVED, that the officers of each Trust are authorized to pay the portion of the premium allocated to each Trust and payable with respect to such bond in accordance with the recommendation presented to the Meeting; and further

RESOLVED, that the form and amount of the fidelity bond coverage and the payment of the premium to be paid by each Trust thereunder is approved after consideration of all factors deemed relevant by the Board, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint insured bond, and the amount of the premium of such bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each Trust is less than the premium each Trust would have had to pay if it had provided and maintained a single insured bond; and further

RESOLVED, that the proper officer of each Trust is hereby authorized to make all necessary filings and to give the notices with respect to such fidelity bond required by paragraph (g) of Rule 17g 1 under the 1940
Act; and further


RESOLVED, that the form and content of the Joint
Insured Bond Agreement (the "Agreement") presented at this Meeting be and hereby are approved; and further

RESOLVED, that the proper officers of each Trust be and hereby are authorized and directed to execute and deliver the Agreement on behalf of each Trust, and to file it with the Securities and Exchange Commission, together with a copy of the Joint Insured Bond, substantially in the form presented to the Meeting, with such modifications as the officers may deem necessary or appropriate to fully comply with the provisions of Rule 17g-1 under the 1940 Act.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust this 16th day of April, 2009.



                              /s/ Helen A. Robichaud
                              ----------------------
                              Helen A. Robichaud
                              Assistant Secretary